Exhibit 99.1

WAUSAU PAPER REPORTS

FIRST-QUARTER 2015 RESULTS

MOSINEE, WI – May 7, 2015 – Wausau Paper (NYSE:WPP) announced:

Financial Results

•

Net sales increased 8.6 percent to $84.2 million in the first quarter of 2015 compared to $77.5 million in the first quarter of 2014.

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On a reported basis, first-quarter results from continuing operations were net earnings of $0.2 million, or $0.00 per share compared to a prior year first-quarter net loss of $4.4 million, or $0.09 per share.

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First-quarter adjusted EBITDA was $10.1 million in 2015 compared to adjusted EBITDA of $5.6 million in the same period of 2014.

Mix Improvement and Volume Growth

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Shipped record first quarter case volume, up nearly 7 percent over the first quarter of 2014.

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Strategic product shipments, measured in cases, were up over 12 percent in the first quarter of 2015 compared to the same quarter in 2014. Strategic products are those products sold in conjunction with proprietary dispensing systems or produced from premium substrates. Strategic products represented approximately 50 percent of the total paper products shipped by the Company in the first quarter of 2015.

•

Twenty-eight percent growth of the Company’s DublNature® branded products coupled with the addition of Artisan™ branded ultra-premium towels, which were introduced in the second quarter of 2014, continues to drive anticipated product mix, net selling price improvements and adjusted EBITDA margin improvement.

Michael C. Burandt, CEO, commented, “We’re pleased with the significant improvement in our operating results year-over-year and the positive influence of our Margin Enhancement Initiative (“MEI”) during the first quarter, historically our seasonally weakest of the year. The strong performance of our ATMOS-based DublNature and Artisan products and the response of our MEI teams to uncover and implement cost reduction projects and to drive margin improvement give us great confidence in achieving our targeted run rate EBITDA improvement of $30 million by the end of June 2016. Further, we fully expect to achieve a roughly $18 million run rate of improvement as an interim mark along this path by the end of 2015.”

Second-Quarter and Full-Year Outlook

Commenting on the Company’s outlook, Mr. Burandt, said, “Our focus remains on driving operating performance improvement in the current quarter and during the balance of 2015. At the end of the first quarter we implemented a price increase with Canadian customers to offset roughly half of the foreign exchange impact we’ve experienced in recent quarters, the result of currency fluctuations. The benign input cost environment, the mix enhancing benefits of continuing market acceptance growth of our premium products and the early benefits of MEI, allow us to take a more positive stance as it relates to guiding to future performance. Today we are introducing both adjusted EBITDA target ranges of between $13 and $14 million for the second quarter of this year, compared to adjusted EBITDA of $9.9 million in the second quarter of 2014, and a full-year adjusted EBITDA guidance range of between $60 and $63 million.”

2015 FIRST-QUARTER RESULTS

Continuing Operations

The following first-quarter discussion, as well as the financial highlights and other information summarized in the preceding discussion, contain comparisons of financial elements including EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net earnings (loss) and adjusted net earnings (loss) per share. These financial elements are not measurements of our performance under generally accepted accounting principles (GAAP) and should not be considered an alternative to net earnings (loss) or any other performance measures derived in accordance with GAAP. Additionally, the non-GAAP measures presented may not be the same as similar measures used by other companies. The Company believes that the presentation of select non-GAAP measures provides a useful analysis of ongoing operating trends. Please refer to the attached Reconciliation of Non-GAAP Financial Measures.

Driven primarily by the strong volume of products shipped, measured in cases, of nearly 7 percent and an improved mix of products sold to customers, first-quarter 2015 net sales increased 8.6 percent to $84.2 million in 2015, compared to the $77.5 million reported for the first quarter of 2014. The first quarter of the year is historically the weakest quarter from a net sales and shipment perspective due to the seasonality of the away-from-home market. Net sales in the fourth quarter of 2014 were $89.9 million.

The factors driving improvement in net sales, as well as overall improved operational performance and a decrease in selling, general and administrative expenses due primarily to a favorable change in a rate on a contract for a former facility resulted in reported after-tax net earnings of $0.2 million, or $0.00 per share for the first quarter of 2015. Excluding the contractual rate change, the first quarter of 2015 was an adjusted after-tax net loss of $2.2 million, or $0.04 per share. Prior-year first-quarter financial results were both a reported and an adjusted after-tax net loss of $4.4 million, or $0.09 per share.

On a continuing operations basis, adjusted EBITDA and adjusted EBITDA margin which excludes pre-tax income of $3.9 million recognized in the first quarter of 2015 for the favorable change in the rate on the contract as noted previously, was $10.1 million, or 12.0 percent, compared to $5.6 million, or 7.3 percent, in the first quarter of 2014.

CONFERENCE CALL

Wausau Paper’s first-quarter conference call is scheduled for 9:00 a.m. Central - 10:00 a.m. Eastern on May 7, 2015, and can be accessed through the investor information section of the Company’s website at http://www.wausaupaper.com. A replay of the webcast will be available at the same site through May 15.

About Wausau Paper:

Wausau Paper produces and markets a complete line of away-from-home towel and tissue products, is headquartered in Mosinee, Wisconsin, and is listed on the NYSE under the symbol WPP. To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the Company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the Company’s Form 10-K for the year ended December 31, 2014. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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INVESTOR AND MEDIA CONTACT:

Perry Grueber

Director Investor Relations

Email:   pgrueber@wausaupaper.com

Phone: 715.692.2056

Wausau Paper Corp.

Quarter Ended March 31, 2015

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months
of Operations (Unaudited) (Note 1)	Ended March 31,
	2015	2014
Net sales	$84,181	$77,507
Cost of sales	71,300	69,298
Gross profit	12,881	8,209
Selling & administrative expenses	9,358	12,867
Operating profit (loss)	3,523	(4,658)
Interest expense	(3,244)	(2,168)
Other earnings, net	1	23
Earnings (loss) from continuing operations before income taxes	280	(6,803)
Provision (credit) for income taxes	76	(2,357)
Earnings (loss) from continuing operations	204	(4,446)
Earnings (loss) from discontinued operations, net of taxes	238	(454)
Net earnings (loss)	$ 442	$ (4,900)

Net earnings (loss) per share (basic and diluted):
Continuing operations	$ 0.00	$ (0.09)
Discontinued operations	0.00	(0.01)
Net earnings (loss) per share*	$ 0.01	$ (0.10)

Weighted average shares outstanding–basic	50,401	49,664
Weighted average shares outstanding–diluted	50,438	49,664

*Totals may not foot due to rounding differences

Condensed Consolidated Balance Sheets (Unaudited) (Note 1)	March 31,	December 31,
	2015	2014
Current assets	$ 76,161	$ 72,489
Property, plant, and equipment, net	284,759	289,840
Other assets	99,383	100,483
Assets of discontinued operations	1,006	1,050
Total Assets	$461,309	$463,862

Current liabilities	$ 64,463	$ 70,140
Long-term debt	179,076	170,868
Other liabilities	86,688	92,551
Liabilities of discontinued operations	2,669	2,791
Stockholders’ equity	128,413	127,512
Total Liabilities and Stockholders’ Equity	$461,309	$463,862

Condensed Consolidated Statements	Three Months
of Cash Flows (Unaudited) (Note 1)	Ended March 31,
	2015	2014
Cash flows from operating activities:
Net earnings (loss)	$ 442	$ (4,900)
Provision for depreciation, depletion, and amortization	10,441	10,289
(Gain) loss on sale of assets	(797)	351
Deferred income taxes	373	(2,835)
Other non-cash items	932	704
Changes in operating assets and liabilities:
Receivables	(2,300)	4,477
Inventories	(639)	(5,304)
Other assets	(4,139)	(5,256)
Accounts payable and other	(7,846)	(4,851)
Net cash used in operating activities	(3,533)	(7,325)

Cash flows from investing activities:
Capital expenditures	(2,900)	(6,834)
Proceeds from sale of assets	853	91
Net cash used in investing activities	(2,047)	(6,743)

Cash flows from financing activities:
Borrowings under credit agreements	8,500	–
Payments under credit agreements	(438)	–
Proceeds from stock option exercises	–	1,450
Dividends paid	(1,500)	(1,488)
Net cash provided by (used in) financing activities	6,562	(38)

Net increase (decrease) in cash and cash equivalents	982	(14,106)
Cash and cash equivalents beginning of period	2,675	19,594

Cash and cash equivalents, end of period	$ 3,657	$ 5,488

Note 1.

Basis of Presentation

Balance sheet amounts at March 31, 2015, are unaudited.  The December 31, 2014, balance sheet amounts are derived from audited financial statements.  The statements of cash flows for three months ended March 31, 2015 and March 31, 2014 are unaudited and have not been adjusted to separately disclose cash flows related to discontinued operations.  See Note 3 for additional discussion of Discontinued Operations.

Note 2. Non-recurring Items

Within continuing operations, in the three months ended March 31 2015, we realized a credit of $3.9 million ($2.4 million net of tax), associated with a rate adjustment and capacity release on a contract obligation for a former manufacturing facility. The credit is included within selling & administrative expenses.

Note 3. Discontinued Operations

We determined that the sale of the specialty paper business and closure of the Brainerd mill met the criteria for discontinued operations presentation as established in Accounting Standards Codification Subtopic 205-20, “Discontinued Operations.”  The results of operations of the specialty paper business and Brainerd mill have been reported as discontinued operations in the Condensed Consolidated Statements of Operations for all periods presented.  The corresponding assets and liabilities of the discontinued operations have been reclassified in accordance with authoritative literature on discontinued operations for all periods presented.

On June 26, 2013, we completed the sale of the specialty paper business, which excluded the assets of the Brainerd, Minnesota mill.  Expenses related to severance and benefits, contract termination costs, and other associated closure costs, net of tax, for the three months ended March 31, 2015 and March 31, 2014, totaled $0.4 million and $0.4 million, respectively.  No significant additional closure charges are anticipated.

During the three months ended March 31, 2015, land assets of the specialty paper business of less than $0.1 million, excluded from the June 2013 transaction, were sold.  We recognized a gain of $0.5 million, net of tax, and generated proceeds of $0.8 million on these transactions.  There were no similar transactions for the three months ended March 31, 2014. No significant additional sales are anticipated.

On March 29, 2013, we closed our technical specialty paper mill in Brainerd, Minnesota and we completed the sales of the related asset group in August of 2014.  There were no associated costs for the three months ended March 31, 2015. Expenses related to severance and benefits, contract termination costs, and other associated closure costs, net of tax, for the three months ended March 31, 2014, totaled $0.1 million.  No significant additional closure charges are anticipated.

Note 4.

Supplemental Information for Continuing Operations

(In thousands, except ton data)	Three Months
	Ended March 31,
	2015	2014

Depreciation and amortization (unaudited)	$10,441	$10,289

Tons sold (unaudited)	42,987	41,554

Cases shipped (unaudited)	4,121	3,854

Note 5.

Reconciliation of Non-GAAP Financial Measures (unaudited):

The following tables set forth certain non-U.S. generally accepted accounting principles (“GAAP”) financial metrics.  Management believes that the financial metrics presented are frequently used by investors and provide a useful analysis of ongoing operating trends.  These metrics are presented as a complement to enhance the understanding of operating  results but are not a substitute for GAAP results.  The totals in the tables may not foot due to rounding differences.

	Three Months
	Ended March 31,
(in thousands)	2015	2014

Net earnings (loss)	$ 442	$ (4,900)
(Earnings) loss from discontinued operations, net of taxes	(238)	454
Provision (credit) for income taxes	76	(2,357)
Interest expense and other, net	3,243	2,145
Operating profit (loss)	3,523	(4,658)
Depreciation, depletion, and amortization	10,441	10,289
EBITDA	$13,964	$ 5,631

Net sales	$84,181	$77,507
EBITDA margin	16.6%	7.3%

EBITDA	$13,964	$ 5,631
Credit for contract at former manufacturing facility(1)	(3,879)	–
Adjusted EBITDA	$10,085	$ 5,631

Net sales	$84,181	$77,507
Adjusted EBITDA margin	12.0%	7.3%

Adjusted EBITDA	$10,085	$ 5,631
Depreciation, depletion, and amortization	10,441	10,289
Adjusted operating loss	$ (356)	$(4,658)

	Three Months
	Ended March 31,
(in thousands)	2015	2014

Net earnings (loss)	$ 442	$ (4,900)
(Earnings) loss from discontinued operations, net of tax	(238)	454
Credit for contract at former manufacturing facility, net of tax (1)	(2,444)	–
Adjusted net loss	$(2,240)	$(4,446)

	Three Months
	Ended March 31,
(all amounts in dollars per diluted share)	2015	2014

Net earnings (loss) per share	$ 0.01	$(0.10)
(Earnings) loss from discontinued operations, net of tax	(0.00)	0.01
Credit for contract at former manufacturing facility, net of tax (1)	(0.05)	–
Adjusted net loss per share*	$(0.04)	$(0.09)

(1) Credit associated with a contract for a former manufacturing facility in Groveton, New Hampshire.

*  Totals may not foot due to rounding differences.